UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2011

PIONEER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas		78209
(Address of principal executive offices)		(ZIP Code)
Registrant’s telephone number, including area code: (210) 828-7689

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.
On November 15, 2011, Pioneer Drilling Company (“Pioneer”) issued a press release announcing that it plans to offer, subject to market and customary conditions, an additional $150 million in aggregate principal amount of 9.875% senior unsecured notes due 2018 (the “Notes”) in a private placement to eligible purchasers (the “Offering”). The Notes will be treated as a single series of debt securities with the $250 million in aggregate principal amount of 9.875% senior unsecured notes due 2018 issued by Pioneer on March 11, 2010 (the "Existing Notes"), and will have the same terms as the Existing Notes except that they (1) will have a different issue date and issue price, (2) will be subject to a separate registration rights agreement and (3) until registered, will have different CUSIP numbers.
Offering Memorandum
In connection with the Offering, Pioneer distributed a confidential preliminary offering memorandum related to the Notes (the “Offering Memorandum”) to eligible prospective investors on November 15, 2011. The Offering Memorandum contains the following excerpt which has not been previously publicly disclosed regarding Pioneer’s recent developments and possible future acquisitions:
“Consistent with our strategy of long-term growth, we periodically evaluate acquisition opportunities to complement our new-build program and other organic growth initiatives. Our acquisition efforts may target assets and businesses which, if acquired, could have a material impact on our financial condition and results of operations. We currently have entered into non-binding letters of intent for the possible acquisition of two companies that we believe would enhance and supplement our existing service offerings in the production services area.  We currently anticipate that these acquisitions, if consummated, would be financed with cash flow from operations, borrowings under our revolving credit facility, and a portion of the net proceeds from this offering. We currently believe that the aggregate purchase price for both acquisitions would be approximately $155 million.  Consummation of each of these acquisitions remains subject to a number of contingencies, including the completion of our business and financial due diligence, the negotiation and execution of definitive acquisition agreements, and the satisfaction of other expected customary closing conditions. As a result, we cannot assure you that we will be successful in completing either of these acquisitions or any other acquisition.”
The Offering Memorandum also contains the following excerpt which has not been previously publicly disclosed that provides an update with regards to the status of Pioneer’s term contracts with respect to its new-build AC drilling rigs:
“We currently have term contracts for ten new-build AC drilling rigs that are fit for purpose for domestic shale plays, six of which we estimate will begin working in the first half of 2012, with the remaining four to begin operating by the end of 2012.”
Preliminary 2012 Capital Expenditure Budget
Pioneer announced today that it currently plans to spend approximately $250 - $280 million in 2012 for capital expenditures, including new-build rigs, new well servicing and wireline units and maintenance capital expenditures.
Additional Information
The Notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
A copy of the press release announcing the Offering is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.
The press release was issued pursuant to Rule 135c under the Securities Act, and this Current Report on Form 8-K and the statements contained in Exhibit 99.1 do not and shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.
By filing this Current Report on Form 8-K and providing the information contained herein, Pioneer makes no admission as to the materiality of any such information. This Current Report on Form 8-K and the statements contained in Exhibit 99.1 also contain forward-looking statements based on current expectations of Pioneer’s management. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not Pioneer will ultimately offer the Notes or consummate the Offering, and if it does, the size, timing and use of proceeds of the Offering, the stability of the capital markets, other market conditions, customary closing conditions, the timing and success of Pioneer’s possible acquisitions, and other factors and uncertainties inherent in providing contract drilling and production services discussed in Pioneer’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this Current Report on Form 8-K and the statements contained in Exhibit 99.1 are beyond Pioneer’s ability to control or predict. Pioneer undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release, dated November 15, 2011, announcing offering of up to $150 million of senior unsecured notes due 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY

By	/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer
Date: November 15, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 15, 2011, announcing offering of up to $150 million of senior unsecured notes due 2018.